NYNEX Senior Management Long Term Incentive Plan


        Effective April 18, 1996, the NYNEX Senior Management Long Term Incentive Plan (the "Plan") shall be amended as follows:

1.      The following shall be added to the end of Section 5(c) of the Plan:

               "provided, further, however, that if during any outstanding Performance Periods, (x) the Effective Time (as defined in the Amended and Restated Merger Agreement, dated as of April 21, 1996, as amended and restated as of July 2, 1996, by and between the Company and Bell Atlantic Corporation, as such agreement may be amended from time to time) occurs; and (y) an employee is involuntarily terminated without cause by the Company or any Participating Company as a result of or in connection with the transactions thereby contemplated, which termination would result in any forfeiture under this Plan, no forfeiture of Units shall occur and the Units with respect to all outstanding Performance Periods shall be prorated to the date of termination and all other provisions of the Plan shall apply.".